Exhibit 99.1


Contact:      Thomas A. Lettero
              Chief Financial Officer
              Stratosphere Corporation
              702-383-4719


FOR IMMEDIATE RELEASE:
THURSDAY, JUNE 6, 1996


                  STRATOSPHERE CORP. REPORTS FIVE-WEEK RESULTS

LAS VEGAS, Nev., (Thursday, June 6, 1996) Stratosphere Corporation, (NASDAQ:TOWV) whose Las Vegas casino, hotel, and tower opened on April 29,1996, announced the following results for its first five weeks of operation. Casino revenue was $7.7 million, total operating revenue was $19.1 million, and the number of visitors to the top of the Stratosphere Tower was 444,715. In addition, room occupancy averaged 80 percent and the average daily room rate per room was $71.

Dave Wirshing, President of Stratosphere said, "These results are below the company's expectations principally due to the project not yet being fully completed. With the addition of 1,000 hotel rooms and suites, the opening of the retail shops, and the completion of other amenities, scheduled to open in the first quarter of 1997, as well as aggressive marketing programs, we anticipate that visitation to the facility should increase and overall operating results should improve."

The company also announced that Grand Casinos, Inc. will loan Stratosphere Corporation $48.5 million pursuant to a previously agreed upon completion guaranty. The majority of the funds advanced under the guaranty have been used to pay for enhancements to the original scope of the project. Grand Casinos currently owns approximately 42 percent of Stratosphere Corporation and had agreed to provide a completion guaranty as part of Stratosphere's March 1995 $203-million First Mortgage Note offering. Grand Casinos' loan will bear interest at 14.25 percent and will be unsecured and subordinate to the First Mortgage Notes.

Stratosphere Corp. is an integrated casino/hotel/entertainment complex located at the north end of the Las Vegas Strip. The complex is centered around the Stratosphere Tower, the tallest free-standing observation tower in the U.S.